Exhibit 99.1

Equillium Reports Third Quarter 2026 Financial Results and Recent Corporate and Clinical Highlights

First participant dosed in Phase 1 clinical trial of EQ504, proof-of-mechanism data expected in Q2 2027

Cash equivalents of $53.3 million as of September 30, 2026; pro forma cash balance of approximately $72.0 million after the net effect of $20 million in gross financing received in October 2026

Cash runway expected into 2029

LA JOLLA, California, November 12, 2026 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology innovator developing novel therapies to treat serious autoimmune and inflammatory disorders, today reported financial results for the third quarter ended September 30, 2026, and provided a corporate update highlighting recent progress with EQ504, its novel small-molecule aryl hydrocarbon receptor (AhR) modulator.

“We continue to make important progress advancing EQ504, with the recent initiation of clinical development marking a significant milestone for the program,” said Bruce Steel, Chief Executive Officer of Equillium. “We believe EQ504’s differentiated immunoregulatory mechanism of action, without broad immune suppression, has the potential to address key epithelial and immune pathways involved in inflammatory disease. We look forward to reporting proof-of-mechanism data in the second quarter of 2027, which we expect will inform our planned proof-of-concept study in ulcerative colitis that we expect to initiate in the second half of 2027. Supported by our strong financial position, we remain focused on advancing EQ504 to patients while continuing to evaluate its broader therapeutic potential.”

Recent Corporate and Clinical Highlights:

Initiated Phase 1 clinical trial of EQ504
In October 2026, Equillium initiated a first-in-human, randomized, double-blind, placebo-controlled study in Australia evaluating single and multiple ascending doses of EQ504 in approximately 70 healthy participants. The trial is designed to characterize safety, tolerability, pharmacokinetics and pharmacodynamics, and establish proof of mechanism of EQ504. The multiple ascending dose portion will include longitudinal gastrointestinal mucosal biopsies, including measurement of CYP1A1 expression, to assess AhR target engagement and localized biological activity in the gastrointestinal tract. Equillium expects to report topline data, including proof-of-mechanism assessments, in the second quarter of 2027. Subject to supportive results, Equillium plans to initiate a placebo-controlled proof-of-concept study in patients with moderately to severely active ulcerative colitis in the second half of 2027.

Milestone Closing of $20 Million Financing
On October 26, 2026, concurrent with the first patient dosed in the Phase 1 clinical trial, Equillium closed the second tranche of the Company's previously announced August 2025 equity private placement agreement, resulting in aggregate gross proceeds of approximately $20 million.

Presented new nonclinical data further characterizing EQ504’s effects on epithelial barrier repair and immune regulation
Data presented at the 7th International AHR Conference demonstrated EQ504’s activity across complementary epithelial and immune pathways relevant to intestinal inflammation, including effects on barrier integrity, inflammatory chemokine production and immune regulation. Additional data presented at the 50th Anniversary La Jolla Immunology Conference further characterized coordinated AhR signaling across epithelial and immune compartments, supporting the potential of EQ504 to restore intestinal homeostasis through a differentiated, non-immunosuppressive mechanism of action.

Third Quarter 2026 Financial Results:

Cash and cash equivalents totaled $53.3 million as of September 30, 2026, compared to $33.1 million as of September 30, 2025. In October 2026, first participant dosing in the Phase 1 clinical trial of EQ504 triggered the second tranche of the Company’s previously announced August 2025 private placement agreement, resulting in approximately $20 million in additional funding. On a pro forma basis, after giving effect to the estimated net proceeds from this subsequent funding as if received on September 30, 2026, cash and cash equivalents would have been approximately $72.0 million. The pro forma amount is presented for supplemental informational purposes only and does not reflect cash used after September 30, 2026. Equillium believes that its cash and cash equivalents on the balance sheet as of September 30, 2026, together with the additional funding received in October 2026, are sufficient to fund its currently planned operations into 2029.

Research and development (R&D) expenses for the third quarter of 2026 were $2.5 million, compared with $1.3 million for the same period in 2025.

General and administrative (G&A) expenses for the third quarter of 2026 were $2.6 million, compared with $3.3 million for the same period in 2025.

Net loss for the third quarter of 2026 was $4.6 million, or $(0.04) per basic and diluted share, compared with a net loss of $4.2 million, or $(0.06) per basic and diluted share for the same period in 2025.

About EQ504

EQ504 is an investigational potent and selective aryl hydrocarbon receptor (AhR) modulator with a multi-modal immunoregulatory mechanism of action without broad immune suppression, designed to be complementary to other inflammation and immunology agents. AhR is critical to barrier organ tissue physiology and immunology, maintaining barrier function and promoting tissue repair and regeneration, while regulating resident immune cells with anti-inflammatory responses. For ulcerative colitis, EQ504 is formulated as an oral, colon-targeted delayed-release drug product. Equillium is also evaluating the potential of EQ504 for additional indications, including inflammatory lung diseases through inhaled formulations.

About Equillium

Equillium is a biotechnology innovator with a mission to develop highly impactful therapies to treat serious autoimmune and inflammatory disorders. For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future”, “potential”, “will”, “designed to” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s plans and strategies with respect to developing EQ504, including the initiation of clinical studies and the reporting of data therefrom; the expected timeline for reporting data from the Phase 1 study of EQ504; the potential benefits of EQ504, including its potential ability to address key epithelial and immune pathways involved in inflammatory disease; the anticipated initiation of a placebo-controlled proof-of-concept study, or the expected timeline for initiating such study, in patients with ulcerative colitis; the expected use of proceeds from the Milestone Closing; and Equillium’s expectations that its financial position and cash runway is sufficient to fund its currently planned operations into 2029. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical and nonclinical studies; risks associated with relying on pro forma financial information; whether the results from clinical and nonclinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; and Equillium’s ability to raise sufficient financing, which may not be available on acceptable terms or at all, to advance EQ504 and fund Equillium’s strategic plans. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact
PJ Kelleher
LifeSci Advisors, LLC
+1-617-430-7579
pkelleher@lifesciadvisors.com